Filed Pursuant to Rule 433

Registration Statement No. 333-264388

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due January 5, 2026

Term Sheet to Preliminary Pricing Supplement No. ELN1606 dated November 30, 2022

Summary of Terms		Hypothetical Payout Profile***
Issuer :	Bank of Montreal

*** Assumes a call premium of 9.00% of the face amount. The actual call premium will be determined on the pricing date.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Index beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Index at the upside participation rate.

If the securities are not automatically called, and the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount, and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $957.60 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $917.60 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/927971/000121465922014337/b1125221fwp.htm

			Market Measure:	S&P 500® Index (the “Index”)
Pricing Date*:	December 28, 2022
Issue Date*:	January 3, 2023
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:	If the closing level of the Index on the call date is greater than or equal to its starting level, the securities will be automatically called, and on the call settlement date, investors will receive the face amount plus the call premium.
Call Date*:	January 3, 2024
Call Settlement Date:	Five business days after the call date.
Call Premium:	At least 9.00% of the face amount (to be determined on the pricing date)
Maturity Payment Amount, if the Securities Are Not Automatically Called (per security):

•    if the ending level is greater than the starting level:

$1,000 plus: $1,000 × index return × upside participation rate;

•    if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000; or

•    if the ending level is less than the threshold level:

$1,000 + [$1,000 × (index return + buffer amount)]

Stated Maturity Date*:	January 5, 2026
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the final calculation day
Threshold Level:	80% of the starting level
Buffer Amount:	20%
Upside Participation Rate:	150%
Index Return:	(ending level – starting level) / starting level
Final Calculation Day*:	December 26, 2025
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.725%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA may receive a distribution expense fee of 0.075%
CUSIP:	06374VF27
Material Tax Consequences:	See the preliminary pricing supplement.

*subject to change

** In addition, selected dealers may receive a fee of up to 0.15% for marketing and other services

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•       If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 80%, Of The Face Amount Of Your Securities At Maturity.

•       No Periodic Interest Will Be Paid On The Securities.

•       If The Securities Are Automatically Called, Your Return Will Be Limited To The Call Premium.

•       You Will Be Subject To Reinvestment Risk.

•       The Securities Are Subject To Credit Risk.

•       Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

•       The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•       The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•       The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•       The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•       The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•       The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Index

•       Whether The Securities Will Be Automatically Called And The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To A Variety Of Risks, As Discussed In More Detail In The Accompanying Product Supplement.

Risks Relating To Conflicts Of Interest

•       Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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